Press release dated August 6, 2025

Informatica Reports Second Quarter 2025 Financial Results

•Cloud Subscription Annualized Recurring Revenue (ARR) increased to $901 million, representing 28.2% year-over-year growth, 28.2% in constant currency
•Total ARR increased to $1.72 billion, representing 3.1% year-over-year growth, 2.9% in constant currency

REDWOOD CITY, CA, August 6, 2025 - Informatica (NYSE: INFA), a leader in enterprise AI-powered cloud data management, today announced financial results for its second quarter 2025, ended June 30, 2025.

“We delivered a strong second quarter, exceeding midpoint expectations across all key revenue and profitability metrics, led by a 28% year-over-year increase in Cloud Subscription ARR. Powered by CLAIRE AI, Informatica’s IDMC platform remains at the forefront of AI, helping our customers and partners build a trusted data foundation, simplify governance, and enable seamless integration across data estates," said Amit Walia, Chief Executive Officer at Informatica. “We continued working toward closing the transaction with Salesforce."

Second Quarter 2025 Financial Highlights:
•GAAP Total Revenues increased to $407.3 million, representing 1.7% year-over-year growth or 0.7% year-over-year growth on a constant currency basis(1). Total revenues included a positive impact of approximately $3.8 million from foreign currency exchange rates (FX) year-over-year.
•GAAP Cloud Subscription Revenue increased to $209.9 million, representing 30.1% year-over-year growth and represented 73.1% of subscription revenue.

•Total ARR increased to $1.72 billion, representing 3.1% year-over-year growth or 2.9% year-over-year growth on a constant currency basis. Total ARR included a positive impact of approximately $2.4 million from FX rates year-over-year.
•Cloud Subscription ARR increased to $901.0 million, representing 28.2% year-over-year growth or 28.2% year-over-year growth on a constant currency basis. Cloud Subscription ARR included a positive impact of approximately $0.5 million from FX rates year-over-year.
•GAAP Operating Loss of $0.1 million and Non-GAAP Operating Income of $109.4 million. GAAP Operating Margin of 0.0% and Non-GAAP Operating Margin of 26.9%.
•GAAP Operating Cash Flow of $24.6 million.
•Adjusted Unlevered Free Cash Flow (after-tax) of $58.7 million. Cash paid for interest of $30.2 million.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

____________________
(1) Constant currency basis is calculated by translating current period revenue using the comparable period's exchange rates from the prior year.

Second Quarter 2025 Business Highlights:
•Processed 128.2 trillion cloud transactions per month for the quarter ended June 30, 2025, as compared to 96.6 trillion cloud transactions per month in the same quarter last year, an increase of 33% year-over-year.
•Achieved a Cloud Subscription Net Retention Rate (NRR) of 120% at the global parent level as of June 30, 2025.
•Reported 2,509 Cloud Subscription ARR customers at the end of June 30, 2025, an increase of 7% year-over-year.

Product Innovation:
•Announced AI Agent Engineering: a new service within Informatica's Intelligent Data Management Cloud (IDMC) platform, empowering organizations to build, connect and manage intelligent multi-agent AI systems and compose business applications quickly, securely and at scale through a unified, no-code environment to seamlessly orchestrate agents across ecosystems such as AWS, Azure, Databricks, Google Cloud, Microsoft, Salesforce, Snowflake and more. Available in the fall of 2025.
•Announced CLAIRE ® Agents: a suite of digital assistants designed to augment enterprise data management, including Data Quality, Data Discovery, Data Lineage, Data Ingestion, Data Exploration, Modernization, and ELT agents that automate complex data operations across cloud platforms and are designed to handle the escalating demands of AI adoption and governance complexity. Preview starting in the fall of 2025.
•Launched CLAIRE® Copilot: announced availability for Data Integration and Cloud Application Integration, built with Microsoft Azure OpenAI Service for conversational/summarization assistance, use case classification, field mappings, and query generation, and using Informatica’s hosted Open Source LLMs to assist developers in generating, documenting, and optimizing complex data transformation and integration pipelines.
•Expanded partnership with AWS: announced GenAI competency certification and new product capabilities, including AI agents with Amazon Bedrock, SQL ELT for Amazon Redshift, and a new connector for Amazon SageMaker Lakehouse.
•Expanded partnership with Databricks: named a launch partner for Databricks Managed Iceberg Tables, enabling organizations to convert data to Iceberg formats and leverage open table formats on the Databricks Data Intelligence Platform; named a launch partner for Databricks Lakebase, allowing seamless data loading and transformation from over 300 sources into the Databricks PostgreSQL service; announced new capabilities accelerating the adoption of AI agents and GenAI through Databricks Mosaic AI connectors and GenAI recipes, including a no-code interface and pre-configured templates that simplify GenAI application development and deployment; and announced new volume support for Informatica’s Cloud Data Integration (CDI) and Cloud Data

Ingestion and Replication (CDIR) enabling Databricks customers to move and manage non-tabular datasets more efficiently on Unity Catalog.
•Expanded partnership with Microsoft: announced the public preview of Data Quality native application for Microsoft Fabric, leveraging the capabilities of Informatica’s IDMC platform by ingesting data from 300-plus enterprise sources to Microsoft Fabric endpoints and running data profiles within Microsoft Fabric to analyze data schemas, assess completeness, conformity and consistency of data sets; and announced availability of Informatica’s multi-domain Master Data Management (MDM) extensions, enabling out-of-the-box, pre-built integration assets to expedite data onboarding and replicate comprehensive master data models into Microsoft Fabric.
•Expanded partnership with NVIDIA: announced integration of Informatica’s IDMC platform with NVIDIA AI Enterprise, delivering a seamless pathway for building production-grade AI agents leveraging NVIDIA’s inferencing model.
•Expanded partnership with Oracle: announced the availability of Informatica’s MDM SaaS for Oracle Cloud Infrastructure (OCI), enabling customers to use Informatica MDM natively in the OCI environment.
•Expanded partnership with Salesforce: extended integration with Salesforce’s Agentforce for Sales and Agentforce for Service capabilities, leveraging Informatica’s MDM SaaS offerings on the Salesforce AgentExchange. Available in the second half of 2025.
•Expanded partnership with Snowflake: launched new AI connectors for Snowflake Cortex AI, Cortex Search, Cortex Analyst and Cortex Agents; announced private preview of Informatica’s CDI’s no-code/low-code data pipelines loader into Snowflake from over 300 sources using an Apache Iceberg open table connector, automatically registering tables in Snowflake Apache Polaris; and launched Informatica’s MDM SaaS extension for Snowflake AI Data Cloud, enabling customers to consolidate master and transaction data from various sources when loading master data assets, such as customer, supplier, product, patient, provider, and other domains directly into the Snowflake AI Data Cloud.

Industry Recognition:
•Recognized as a Leader in the 2025 Gartner® Magic Quadrant™ for Integration Platform as a Service.
•Recognized as a Leader in The Forrester Wave™: Master Data Management Solutions, Q2 2025.
•Recognized as a Leader in Nucleus Research iPaaS Technology Value Matrix 2025.
•Recognized as a Champion in 2025 Bloor Research Master Data Management Market Update.

Pending Acquisition by Salesforce

In a separate press release issued on May 27, 2025, Informatica announced that it has entered into a definitive agreement, or the Merger Agreement, to be acquired by Salesforce. A copy of the press release and supplemental materials can be found on the “Investor Relations” page of our website at https://investors.informatica.com and on the Securities and Exchange Commission, or the SEC, website at http://www.sec.gov. Additional details and information about the terms and conditions of the Merger Agreement and the transactions contemplated by the Merger Agreement are available in the Current Report on Form 8-K filed with the SEC on May 28, 2025.

In light of the pending transaction with Salesforce, Informatica will not be hosting an earnings conference call to review the second quarter or providing financial guidance in conjunction with this press release. For further detail and discussion of our financial performance, please refer to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC, and our Quarterly Report on Form 10-Q that will be filed for the second quarter ended June 30, 2025.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may relate to, but are not limited to, statements regarding Informatica's proposed acquisition by Salesforce, management’s plans, priorities, initiatives, and strategies, the potential benefits realized by customers by the use of artificial intelligence and machine learning in our products and the potential benefits realized by customers from our cloud modernization programs, market, and partnerships. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.

Forward-looking statements are based on information available at the time those statements are made and are based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management as of that time with respect to future events. These statements are subject to risks and uncertainties, many of which involve factors or circumstances that are beyond our control, that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. These risks, uncertainties, assumptions, and other factors include, but are not limited to, those related to our business and financial performance, the pending acquisition by Salesforce, the effects of adverse global macroeconomic conditions and geopolitical uncertainty, including tariffs, our ability to attract and retain customers, our ability to develop new products and services and enhance existing products and services, our ability to respond rapidly to emerging technology trends, our ability to execute on our business strategy, including our strategy related to the Informatica IDMC platform and key partnerships, our ability to increase and predict customer consumption of our platform, our ability to compete effectively, and our ability to manage growth.

Further information on these and additional risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those included in or contemplated by the forward-looking statements contained in this press release are included under the caption “Risk Factors” and elsewhere in our Annual Report on Form 10-K that was filed for the fiscal year ended December 31, 2024, and other filings and reports we make with the Securities and Exchange Commission from time to time, including our Quarterly Report on Form 10-Q that will be filed for the second quarter ended June 30, 2025. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events.

Non-GAAP Financial Measures and Key Business Metrics

We review several operating and financial metrics, including the following unaudited non-GAAP financial measures and key business metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions:

Non-GAAP Financial Measures

In addition to our results determined in accordance with U.S. generally accepted accounting principles (GAAP), we believe the following non-GAAP measures are useful in evaluating our operating performance. We use the following non-GAAP financial measures to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP financial measures, when taken collectively, may be helpful to investors because they provide consistency and comparability with past financial performance. However, non-GAAP financial measures are presented for supplemental informational purposes only, have limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-

GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation is provided below for our non-GAAP financial measures to the most directly comparable financial measures stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.

Non-GAAP Income from Operations and Operating Margin and Non-GAAP Net Income exclude the effect of stock-based compensation expense-related charges, including employer payroll tax-related items on employee stock transactions, amortization of acquired intangibles, expenses associated with acquisitions, debt refinancing costs, sponsor-related costs, expenses associated with restructuring efforts, and facility impairment, and are adjusted for income tax effects. We believe the presentation of operating results that exclude these non-cash or non-recurring items provides useful supplemental information to investors and facilitates the analysis of our operating results and comparison of operating results across reporting periods.

Adjusted EBITDA represents GAAP net income (loss) as adjusted for income tax benefit (expense), interest income, interest expense, debt refinancing costs, other income (expense) net, stock-based compensation-related charges, including employer payroll tax-related items on employee stock transactions, amortization of intangibles, facility impairment, expenses associated with restructuring efforts, expenses associated with acquisitions, sponsor-related costs and depreciation. We believe adjusted EBITDA is an important metric for understanding our business to assess our relative profitability adjusted for balance sheet debt levels.

Adjusted Unlevered Free Cash Flow (after-tax) represents operating cash flow less purchases of property and equipment and is adjusted for interest payments, sponsor-related costs, expenses associated with acquisitions and restructuring costs (including payments for impaired leases). We believe this measure provides useful supplemental information to investors because it is an indicator of our liquidity over the long term needed to maintain and grow our core business operations.

Key Business Metrics

Annual Recurring Revenue ("ARR") represents the expected annual billing amounts from all active maintenance and subscription agreements. ARR is calculated based on the contract Monthly Recurring Revenue (MRR) multiplied by 12. MRR is calculated based on the accounting adjusted total contract value divided by the number of months of the agreement based on the start and end dates of each contracted line item. The aggregate ARR calculated at the end of each reported period represents the value of all contracts that are active as of the end of the period, including those contracts that have expired but are still under negotiation for renewal. We typically allow for a grace period of up to 6 months past the original contract expiration quarter during which we engage in the renewal process before we report the contract as lost/inactive. This grace-period ARR amount has been approximately 2% or less of the reported ARR in each period presented. If there is an actual cancellation of an ARR contract, we remove that ARR value at that time. We believe ARR is an important metric for understanding our business since it tracks the annualized cash value collected over a 12-month period for all of our recurring contracts, irrespective of whether it is a maintenance contract on a perpetual license, a ratable cloud contract, or a self-managed term-based subscription license. ARR should be viewed independently of total revenue and deferred revenue related to our subscription and services contracts and is not intended to be combined with or to replace either of those items.

Cloud Subscription Annual Recurring Revenue ("Cloud Subscription ARR") represents the portion of ARR that is attributable to our hosted cloud contracts. We believe that Cloud Subscription ARR is a helpful metric for understanding our business since it represents the approximate annualized cash value collected over a 12-month period for all of our recurring Cloud contracts. Cloud Subscription

ARR should be viewed independently of cloud subscription revenue and deferred revenue related to our subscription contracts and is not intended to be combined with or to replace either of those items.

Self-managed Subscription Annual Recurring Revenue ("Self-Managed Subscription ARR") represents the portion of ARR that is attributable to our self-managed subscription contracts. We believe that Self-Managed Subscription ARR is a helpful metric for understanding our business since it represents the approximate annualized cash value collected over a 12-month period for all of our recurring self-managed subscription contracts. Self-Managed Subscription ARR should be viewed independently of subscription revenue and deferred revenue related to our subscription contracts and is not intended to be combined with or to replace either of those items. As we continue to shift our focus from perpetual to cloud, we expect Self-managed Subscription ARR will decrease in future quarters.

Maintenance Annual Recurring Revenue ("Maintenance ARR") represents the portion of ARR only attributable to our maintenance contracts. We believe that Maintenance ARR is a helpful metric for understanding our business since it represents the approximate annualized cash value collected over a 12-month period for all our maintenance contracts. Maintenance ARR includes maintenance contracts supporting our perpetual licenses. Maintenance ARR should be viewed independently of maintenance revenue and deferred revenue related to our maintenance contracts and is not intended to be combined with or to replace either of those items. As we continue to shift our focus from perpetual to cloud, we expect Maintenance ARR will decrease in future quarters.

Cloud Subscription Net Retention Rate ("Cloud Subscription NRR") compares the contract value for Cloud Subscription ARR from the same set of customers at the end of a period compared to the prior year. We treat divisions, segments, or subsidiaries of a company as one customer when defining the Global Parent level. Global Parent customers are determined using Dun & Bradstreet GDUNS identifiers. To calculate our Cloud Subscription NRR for a particular period, we first establish the Cloud Subscription ARR value at the end of the prior year period. We subsequently measure the Cloud Subscription ARR value at the end of the current period from the same cohort of customers. Cloud Subscription NRR is then calculated by dividing the aggregate Cloud Subscription ARR in the current period by the prior year period. An increase in the Cloud Subscription NRR occurs as a result of price increases on existing contracts, higher consumption of existing products, and sales of additional new subscription products to existing customers exceeding losses from subscription contracts due to price decreases, usage decreases and cancellations. We believe Cloud Subscription NRR is an important metric for understanding our business since it measures the rate at which we are able to sell additional products into our cloud subscription customer base.

Revenue Disaggregation

Revenue recognized over time:
•Cloud subscription revenue(i) represents revenues from cloud subscription offerings, which deliver applications and infrastructure technologies via cloud-based deployment models for which we develop functionality, provide unspecified updates and enhancements, host, manage, upgrade, and support, and that customers access by entering into a subscription agreement with us for a stated period.
•Self-managed subscription support and other revenue(i) represents revenues generated primarily through the sale of license support contracts sold together with the self-managed subscription license purchased by the customer. Self-managed subscription license support contracts provide customers with rights to unspecified software product upgrades, maintenance releases and patches released during the term of the support period and include internet access to technical content, as well as internet and telephone access to technical support personnel.
•Maintenance revenue(ii) represents revenues from fees for ongoing support and product updates mainly for our previously sold perpetual licenses.

Revenue recognized at a point in time:
•Self-managed subscription license revenue(i)(iii) represents revenues from customers and partners for the license rights to our on-premise self-managed software during a subscription term. When customers enter into a new subscription contract or renew an existing contract, this revenue is recognized upon the later of when the software license is made available to the customer or the subscription term commences.

Revenue recognized as services are provided:
•Professional services revenue(ii) represents revenues from non-recurring fees associated with implementation, education, and consulting services related to our software products.

(i) Included in Subscription revenue on the consolidated statements of operations.
(ii) Included in Maintenance and Professional services revenue on the consolidated statements of operations.
(iii) The Company previously presented Perpetual license revenues separately. Because revenues for perpetual licenses are not material for current or past periods due to our transition to a cloud-only, consumption-driven strategy, the Company has combined these amounts into Self-managed subscription license recognized at a point in time and retrospectively adjusted past periods for comparative purposes.

Gartner, Magic Quadrant for Integration Platform as a Service, Andrew Humphreys, et al., 19 May 2025 was published by Gartner, Inc. as part of larger research documents and should be evaluated in the context of the entire document. The Gartner documents are available upon request from Informatica. Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner's research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose. GARTNER and Magic Quadrant are registered trademarks and service mark of Gartner, Inc. and/or its affiliates in the U.S. and internationally and are used herein with permission. All rights reserved.
The Forrester Wave™ is copyrighted by Forrester Research, Inc. Forrester and Forrester Wave™ are trademarks of Forrester Research, Inc. The Forrester Wave™ is a graphical representation of Forrester’s call on a market and is plotted using a detailed spreadsheet with exposed scores, weightings, and comments. Forrester does not endorse any vendor, product, or service depicted in the Forrester Wave™. Information is based on best available resources. Opinions reflect judgment at the time and are subject to change.

About Informatica

Informatica (NYSE: INFA), a leader in AI-powered enterprise cloud data management, helps businesses unlock the full value of their data and AI. As data grows in complexity and volume, Informatica’s Intelligent Data Management Cloud™ delivers a complete, end-to-end platform with a suite of industry-leading, integrated solutions to connect, manage and unify data across any cloud, hybrid or multi-cloud environment. Powered by CLAIRE® AI, Informatica’s platform integrates natively with all major cloud providers, data warehouses and analytics tools— giving organizations the freedom of choice, avoiding vendor lock-in and delivering better ROI by enabling access to governed data, simplifying operations and scaling with confidence. Trusted by 5,000+ customers in nearly 100 countries—including over 80 of the Fortune 100—Informatica is the backbone of platform-agnostic, cloud data-driven transformation. Informatica. Where data and AI come to life.™

Contacts:

Investor Relations:
Victoria Hyde-Dunn
vhydedunn@informatica.com

Public Relations:
pr@informatica.com

INFORMATICA INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Revenues:
Subscription revenue	$287,034	$264,306	$571,044	$516,304
Maintenance and professional services	120,310	136,319	240,197	272,928
Total revenues	407,344	400,625	811,241	789,232
Cost of revenues:
Subscription costs	53,606	47,367	107,351	94,210
Maintenance and professional services costs	27,171	34,501	53,907	68,379
Amortization of acquired technology	538	1,027	1,069	2,061
Total cost of revenues	81,315	82,895	162,327	164,650
Gross profit	326,029	317,730	648,914	624,582
Operating expenses:
Research and development	88,240	79,234	170,213	158,888
Sales and marketing	155,491	147,453	297,603	284,886
General and administrative	57,377	48,962	97,559	99,408
Amortization of intangible assets	25,010	31,718	49,801	63,457
Restructuring	—	899	—	5,254
Total operating expenses	326,118	308,266	615,176	611,893
(Loss) income from operations	(89)	9,464	33,738	12,689
Interest income	13,004	13,765	26,260	27,172
Interest expense	(29,552)	(38,333)	(59,009)	(77,430)
Other (expense) income, net	(18,819)	851	(34,485)	7,186
Loss before income taxes	(35,456)	(14,253)	(33,496)	(30,383)
Income tax benefit	(30,807)	(19,081)	(30,187)	(44,545)
Net (loss) income	$(4,649)	$4,828	$(3,309)	$14,162
Net (loss) income per share attributable to Class A and Class B-1 common stockholders:
Basic	$(0.02)	$0.02	$(0.01)	$0.05
Diluted	$(0.02)	$0.02	$(0.01)	$0.05
Weighted-average shares used in computing net (loss) income per share:
Basic	302,949	300,930	302,811	298,913
Diluted	302,949	314,934	302,811	313,716

INFORMATICA INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except par value data)
(Unaudited)

	June 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$1,052,275	$912,460
Short-term investments	246,299	319,951
Accounts receivable, net of allowances of $3,422 and $6,618, respectively	332,600	509,826
Contract assets, net	60,196	60,343
Prepaid expenses and other current assets	243,053	184,939
Total current assets	1,934,423	1,987,519
Property and equipment, net	137,365	138,999
Operating lease right-of-use-assets	53,490	48,438
Goodwill	2,391,833	2,326,831
Customer relationships intangible asset, net	510,199	550,404
Other intangible assets, net	4,873	5,681
Deferred tax assets	19,025	18,267
Other assets	203,511	203,393
Total assets	$5,254,719	$5,279,532
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,767	$27,155
Accrued liabilities	54,236	57,696
Accrued compensation and related expenses	103,673	148,248
Current operating lease liabilities	14,060	13,686
Current portion of long-term debt	18,750	18,750
Income taxes payable	2,957	5,815
Deferred revenue	746,839	819,367
Total current liabilities	961,282	1,090,717
Long-term operating lease liabilities	42,665	37,771
Long-term deferred revenue	11,180	13,910
Long-term debt, net	1,782,706	1,790,401
Deferred tax liabilities	5,998	7,828
Long-term income taxes payable	27,528	24,276
Other liabilities	38,823	7,315
Total liabilities	2,870,182	2,972,218
Stockholders’ equity:
Class A common stock; $0.01 par value per share; 2,000,000 shares authorized as of June 30, 2025 and December 31, 2024; 260,595 and 259,485 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	2,607	2,596
Class B-1 common stock; $0.01 par value per share; 200,000 shares authorized as of June 30, 2025 and December 31, 2024; 44,050 shares issued and outstanding as of June 30, 2025 and December 31, 2024	440	440
Class B-2 common stock; $0.00001 par value per share; 200,000 shares authorized as of June 30, 2025 and December 31, 2024; 44,050 shares issued and outstanding as of June 30, 2025 and December 31, 2024	—	—
Additional paid-in-capital	3,690,869	3,670,371
Accumulated other comprehensive loss	(7,350)	(67,383)
Accumulated deficit	(1,302,029)	(1,298,710)
Total stockholders’ equity	2,384,537	2,307,314
Total liabilities and stockholders’ equity	$5,254,719	$5,279,532

INFORMATICA INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Operating activities:
Net (loss) income	$(4,649)	$4,828	$(3,309)	$14,162
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	3,504	3,873	6,800	6,066
Non-cash operating lease costs	3,124	3,433	7,104	7,335
Stock-based compensation	70,392	65,499	130,570	129,600
Deferred income taxes	1,806	(745)	(1,235)	(1,576)
Amortization of intangible assets and acquired technology	25,548	32,745	50,870	65,518
Amortization of debt issuance costs	976	903	1,932	1,790
Amortization of investment discount, net of premium	(561)	(1,408)	(1,314)	(2,848)
Debt refinancing costs	—	1,366	—	1,366
Changes in operating assets and liabilities:
Accounts receivable	(46,763)	(44,290)	185,775	176,418
Prepaid expenses and other assets	6,570	8,430	12,868	8,197
Accounts payable and accrued liabilities	24,342	5,001	(64,019)	(92,022)
Income taxes payable	(44,824)	(31,305)	(50,909)	(74,812)
Deferred revenue	(14,889)	(23,478)	(96,383)	(82,700)
Net cash provided by operating activities	24,576	24,852	178,750	156,494
Investing activities:
Purchases of property and equipment	(1,561)	(1,175)	(4,708)	(1,565)
Purchases of investments	(58,693)	(122,558)	(234,385)	(269,555)
Maturities of investments	104,000	52,093	276,500	202,032
Sales of investments	7,929	—	7,929	—
Other	—	—	—	1,878
Net cash provided by / (used in) investing activities	51,675	(71,640)	45,336	(67,210)
Financing activities:
Payment of debt	(4,688)	(6,659)	(9,376)	(11,347)
Payment of debt refinancing costs	—	(1,349)	—	(1,349)
Proceeds from issuance of debt	—	1,971	—	1,971
Proceeds from issuance of common stock under employee stock purchase plan	—	—	14,579	13,797
Payments for dividends related to Class B-2 shares	—	—	(10)	(12)
Payments for repurchases of common stock	—	—	(101,346)	—
Payments for taxes related to net share settlement of equity awards	(19,590)	(30,848)	(48,605)	(76,691)
Proceeds from issuance of shares under equity plans	22,987	28,860	23,965	57,721
Net cash used in financing activities	(1,291)	(8,025)	(120,793)	(15,910)
Effect of foreign exchange rate changes on cash and cash equivalents	21,050	(1,790)	36,522	(7,352)
Net increase (decrease) in cash and cash equivalents	96,010	(56,603)	139,815	66,022
Cash and cash equivalents at beginning of period	956,265	855,068	912,460	732,443
Cash and cash equivalents at end of period	$1,052,275	$798,465	$1,052,275	$798,465
Supplemental disclosures:
Cash paid for interest	$30,225	$37,922	$60,227	$75,704
Cash paid for income taxes, net of refunds	$12,128	$12,970	$21,868	$31,843

INFORMATICA INC.
NON-GAAP FINANCIAL MEASURES AND KEY BUSINESS METRICS
(in thousands, except per share data and percentages)
(unaudited)

RECONCILIATIONS OF GAAP TO NON-GAAP

Reconciliation of GAAP net (loss) income to Non-GAAP net income

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

	(in thousands)		(in thousands)
GAAP net (loss) income	$(4,649)	$4,828	$(3,309)	$14,162
Stock-based compensation-related charges	71,886	68,576	133,502	132,677
Amortization of intangibles	25,548	32,745	50,870	65,518
Restructuring	—	899	—	5,254
Debt refinancing costs	—	1,366	—	1,366
Facility impairment	—	—	624	—
Acquisition-related costs	12,028	2,403	12,028	7,205
Sponsor-related costs	—	773	176	773
Income tax effect	(47,828)	(40,358)	(67,839)	(86,499)
Non-GAAP net income	$56,985	$71,232	$126,052	$140,456

Net (loss) income per share:
Net (loss) income per share—basic	$(0.02)	$0.02	$(0.01)	$0.05
Net (loss) income per share—diluted	$(0.02)	$0.02	$(0.01)	$0.05
Non-GAAP net income per share—basic	$0.19	$0.24	$0.42	$0.47
Non-GAAP net income per share—diluted	$0.18	$0.23	$0.41	$0.45

Share count (in thousands):
Weighted-average shares used in computing net (loss) income per share—basic	302,949	300,930	302,811	298,913
Weighted-average shares used in computing net (loss) income per share—diluted	302,949	314,934	302,811	313,716
Weighted-average shares used in computing Non-GAAP net income per share—basic	302,949	300,930	302,811	298,913
Weighted-average shares used in computing Non-GAAP net income per share—diluted	308,470	314,934	308,515	313,716

Reconciliation of GAAP (loss) income from operations to Non-GAAP income from operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

	(in thousands)		(in thousands)
GAAP (loss) income from operations	$(89)	$9,464	$33,738	$12,689
Stock-based compensation-related charges	71,886	68,576	133,502	132,677
Amortization of intangibles	25,548	32,745	50,870	65,518
Restructuring	—	899	—	5,254
Facility impairment	—	—	624	—
Acquisition-related costs	12,028	2,403	12,028	7,205
Sponsor-related costs	—	773	176	773
Non-GAAP income from operations	$109,373	$114,860	$230,938	$224,116

GAAP operating margin (% of total revenue)	0.0%	2.4%	4.2%	1.6%
Non-GAAP operating margin (% of total revenue)	26.9%	28.7%	28.5%	28.4%

INFORMATICA INC.
NON-GAAP FINANCIAL MEASURES AND KEY BUSINESS METRICS

Adjusted EBITDA Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,		Trailing Twelve Months ("TTM") Ended June 30,
	2025	2024	2025	2024	2025

	(in thousands)		(in thousands)		(in thousands)
GAAP net (loss) income	$(4,649)	$4,828	$(3,309)	$14,162	$(7,540)
Income tax benefit	(30,807)	(19,081)	(30,187)	(44,545)	57,592
Interest income	(13,004)	(13,765)	(26,260)	(27,172)	(55,525)
Interest expense	29,552	38,333	59,009	77,430	127,643
Debt refinancing costs	—	1,366	—	1,366	—
Other expense (income), net	18,819	(2,217)	34,485	(8,552)	25,927
Stock-based compensation-related charges	71,886	68,576	133,502	132,677	263,913
Amortization of intangibles	25,548	32,745	50,870	65,518	111,097
Facility impairment	—	—	624	—	624
Restructuring	—	899	—	5,254	7,251
Acquisition-related costs	12,028	2,403	12,028	7,205	12,392
Sponsor-related costs	—	773	176	773	906
Depreciation	3,301	3,853	6,605	6,071	13,922
Adjusted EBITDA	$112,674	$118,713	$237,543	$230,187	$558,202

Adjusted Unlevered Free Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

	(in thousands, except percentages)		(in thousands, except percentages)
Total GAAP Revenue	$407,344	$400,625	$811,241	$789,232
Net cash provided by operating activities	$24,576	$24,852	$178,750	$156,494
Less: Purchases of property and equipment	(1,561)	(1,175)	(4,708)	(1,565)
Add: Restructuring costs	652	2,527	5,243	16,473
Add: Acquisition related costs	4,778	6,682	4,778	6,682
Add: Sponsor-related costs	35	429	390	429
Adjusted Free Cash Flow (after-tax)(1)(2)	$28,480	$33,315	$184,453	$178,513
Add: Cash paid for interest	30,225	37,922	60,227	75,704
Adjusted Unlevered Free Cash Flow (after-tax)(1)(2)	$58,705	$71,237	$244,680	$254,217

Adjusted Free Cash Flow (after-tax) margin(1)(2)	7%	8%	23%	23%
Adjusted Unlevered Free Cash Flow (after-tax) margin(1)(2)	14%	18%	30%	32%

(1) Includes cash tax payments of $12.1 million and $12.9 million for the three months ended June 30, 2025 and 2024, respectively and $21.8 million and $31.8 million for the six months ended June 30, 2025 and 2024, respectively.
(2) Includes foreign exchange remeasurement (loss) gain of $(13.1) million and $1.9 million for the three months ended June 30, 2025 and 2024, respectively and $(26.4) million and $5.9 million for the six months ended June 30, 2025 and 2024, respectively, primarily from U.S. dollar cash held offshore.

Key Business Metrics

	June 30,
	2025	2024

	(in thousands, except percentages)
Cloud Subscription Annual Recurring Revenue	$900,963	$702,600
Self-managed Subscription Annual Recurring Revenue	399,177	493,935
Maintenance Annual Recurring Revenue on Perpetual Licenses	419,548	471,697
Total Annual Recurring Revenue	$1,719,688	$1,668,232

Cloud Subscription Net Retention Rate (Global Parent level)	120%	126%

INFORMATICA INC.
SUPPLEMENTAL INFORMATION

Additional Business Metrics

	June 30,
	2025	2024
Maintenance Renewal Rate	89%	96%
Total Cloud Subscription Annual Recurring Revenue customers	2,509	2,340
Cloud transactions processed per month in trillions(1)	128.2	96.6

(1) Total number of cloud transactions processed on our platform per month in trillions, which measures data processed.

Disaggregation of Revenues

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands)		(in thousands)
Revenues:
Cloud subscription(i)	$209,931	$161,422	$409,866	$312,860
Self-managed subscription support and other(i)	40,964	48,908	82,460	97,499
Maintenance(ii)	102,919	116,482	206,128	234,160
Total revenue recognized over time	353,814	326,812	698,454	644,519
Self-managed subscription license recognized at a point in time(i)(iii)	36,139	53,976	78,718	105,945
Total subscription and maintenance revenue	389,953	380,788	777,172	750,464
Professional services(ii)	17,391	19,837	34,069	38,768
Total revenues	$407,344	$400,625	$811,241	$789,232
(i) Included in Subscription revenue on the consolidated statements of operations.
(ii) Included in Maintenance and Professional services revenue on the consolidated statements of operations.
(iii) The Company previously presented Perpetual license revenue separately. Because revenue for perpetual licenses are not material for current or past periods due to our transition to a cloud-only, consumption-driven strategy, the Company has combined these amounts into Self-managed subscription license recognized at a point in time and retrospectively adjusted past periods for comparative purposes.

Revenue recognized over time refers to ratable recognition over the contractual term. Revenue recognized at a point in time refers to recognition upon the later of when the software license is made available or the contractual term commences. Professional services are recognized as services are provided.

Net Debt Reconciliation

	June 30,	December 31,
	2025	2024

	(in millions)
Dollar Term Loan	$1,814	$1,823
Less: Cash, cash equivalents, and short-term investments	(1,299)	(1,232)
Total net debt	$515	$591